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                                                                      Exhibit 8b

                         FUND PARTICIPATION AGREEMENT
                         ----------------------------

     THIS AGREEMENT, effective this ___th day of _________, 1998 among LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK ("LNY") a life insurance company organized under the laws of the State of New York, on its own behalf and on behalf of LINCOLN LIFE & ANNUITY VARIABLE ANNUITY ACCOUNT H OF LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK (the "Account"), a separate account established by LNY in accordance with the laws of the State of New York, and AMERICAN VARIABLE INSURANCE SERIES (the "Series"), an open-end management investment company organized under the laws of the State of Massachusetts.

WITNESSETH:

     WHEREAS, the Account has been established by LNY pursuant to the New York Insurance Law in connection with certain variable annuity contracts ("Contracts") proposed to be issued to the public by LNY; and

     WHEREAS, the Account has been registered as a unit investment trust under the Investment Company Act of 1940; and

     WHEREAS, the income, gains and losses, whether or not realized, from assets allocated to the Account are, in accordance with the applicable Contracts, to be credited to or charged against the Account without regard to other income, gains or losses of LNY; and

     WHEREAS, the Account is subdivided into various subaccounts ("Subaccounts") under which income, gains and losses, whether or not realized, from assets allocated to each such Subaccount are, in accordance with the applicable Contracts, to be credited to or charged against such Subaccounts without regard to other income, gains, or losses of other Subaccounts or of LNY; and

     WHEREAS, the Series is divided into various funds ("Funds"), each Fund being subject to certain fundamental investment policies and restrictions which may not be changed without a majority vote of the shareowners of such Fund; and

     WHEREAS, certain Funds will serve as the underlying investment medium for certain Subaccounts; and

     WHEREAS, American Funds Distributors, Inc., the principal underwriter for the Contracts to be funded by the Account, is a broker-dealer registered as such under the Securities Exchange Act of 1934;
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     NOW THEREFORE, in consideration of the foregoing and of mutual covenants and conditions set forth herein and for other good and valuable consideration, LNY, the Account and the Series, hereby agree as follows:

     1. The Contracts funded through the Account will provide for the allocation of net amounts among certain Subaccounts for investment in such shares of the Funds as may be offered from time to time in the prospectus of the Contracts. The selection of the particular Subaccount is to be made by the contract owner and such selection may be changed in accordance with the terms of the Contracts.

     2. Fund shares to be made available to certain Subaccounts shall be sold by the respective Funds and purchased by LNY for the corresponding Subaccount at the net asset value (without the imposition of a sales load) next computed after receipt of each order, as established in accordance with the provisions of the then current prospectus of the Series. Shares of particular Funds shall be ordered in such quantities and at such times as determined by LNY to be necessary to meet the requirements of the Contracts. Orders or payments for shares purchased will be sent promptly to the Series and will be made in the manner established from time to time by the Series.

     The Series reserves the right to delay transfer of its shares until the payment check has cleared. The Series reserves the right to suspend sales if the Board of Trustees of the Series deems it appropriate and in the best interests of the Series or in response to the order of an appropriate regulatory authority.

     3. Transfer of the Series' shares will be by book entry only. No stock certificates will be issued to the Account. Shares ordered from a particular Fund will be recorded in an appropriate title for the corresponding Subaccount by LNY.

     4. The Series shall furnish notice promptly to LNY of any dividend or distribution payable on any shares underlying Subaccounts. All of such dividends and distributions as are payable on shares of a Fund recorded in the title for the corresponding Subaccount shall be automatically reinvested in additional shares of that Fund. The Series shall notify LNY of the number of shares so issued. LNY will provide the Series a list of contract owners upon written notice from the Series' Board.

     5. The Series shall pay all expenses incidental to its performance under this Agreement. The Series shall see to it that all of its shares are registered and authorized for issue in accordance with applicable federal and state laws prior to their purchase for the Subaccount. The Series shall bear the expenses for the cost of registration of its shares, preparation of its prospectuses, proxy materials and reports, the printing and distribution of such items to each contract owner who has allocated net amounts to any Subaccount, the preparation of all statements and notices required by any federal or state law, or taxes on the issue or transfer of the Series' shares subject to this Agreement.
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     6.   LNY shall make no representations concerning the Series' shares except those contained in the then current prospectus of the Series and in printed information subsequently issued on behalf of the Series as supplemental to such prospectus.

     7. Shares of the Series may be offered to separate accounts of various insurance companies in addition to LNY. The parties to this Agreement recognize that, due to differences in tax treatment or other considerations, the interests of various Contract (or policy) owners participating in one or more Funds might, at some time, be in conflict.

     Each party shall report to the other party any potential or existing conflict of which it becomes aware. The Board of Trustees of the Series shall promptly notify LNY of the existence of an irreconcilable material conflict and its implications. If such a conflict exists, LNY will, at its own expense, take whatever action is deemed necessary to remedy such conflict; in any case, contract owners will not be required to bear such expenses.

     8. LNY shall be responsible for assuring that the Account calculates pass-through voting privileges of contract owners in a manner consistent with the method of calculating pass-through voting privileges set forth in the current Contract prospectuses.

     9. The Series agrees to comply with the diversification requirements of IRC 817(h) and any regulations therefor.

     10.  This Agreement shall terminate:

               a. at the option of LNY or of the Series upon six months' advance written notice to the other;

               b. at the option of LNY upon institution of formal proceedings against the Series by the Securities and Exchange Commission;

               c. upon requisite vote of the contract owners having an interest in a particular Subaccount to substitute the shares of another investment company for the corresponding Series shares in accordance with the terms of the Contracts for which those Series shares had been selected to serve as the underlying investment medium. LNY will give 30 days' prior written notice to the Series for the date of any proposed vote to replace Series shares; and

               d. in the event the Series' shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as an underlying investment for the Contracts issued or to be issued by LNY; in such event prompt notice shall be given by LNY or the Series to the other.

     11. If this Agreement terminates, any provision of this Agreement necessary to the orderly windup of business under it will remain in effect as to that business, after termination.
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     12.  The obligations of the Series under this Agreement are not binding upon any of the Trustees, officers, employees or shareholders of the Series individually, but bind only the Series' assets. When seeking satisfaction for any liability of the Series in respect of this Agreement, LLANY and the Account agree not to seek recourse against said Trustees, officers, employees or shareholders, or any of them, or any of their personal assets for such satisfaction.

     13. This Agreement shall be construed in accordance with the laws of the State of California.

     14. The Series shall take all necessary and appropriate actions to ensure that the plan of distribution adopted by the Class 2 shares of the Funds pursuant to rule 12b-1 under the Investment Company Act of 1940 is administered and operated in accordance with all applicable rules and regulations promulgated by the Commission which are either currently in effect or which may be adopted from time to time.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested as of the date first above written.

                               LINCOLN LIFE & ANNUITY COMPANY OF
                               NEW YORK for itself and on behalf of Lincoln Life & Annuity Variable Annuity Account H

Attest:

                               By:
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                               AMERICAN VARIABLE INSURANCE SERIES


Attest:

                               By:
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                                  SCHEDULE A
                                  ----------
                            Lincoln Life & Annuity
                          Variable Annuity Account H